Exhibit 15

                    Purchases of Common Stock
           From July 31, 1995 Through August 28, 1995


     Set forth below are the purchases of Common Stock during the period from July 31, 1995 through August 28, 1995. All purchases were made in open-market, stock exchange transactions.


       Date           Number of Shares     Price Per Share

      7/31/95              6,000               $46.95
      8/1/95               6,000                47.00
      8/2/95               6,000                46.84
      8/3/95               6,000                46.88
      8/7/95                 500                47.00